Exhibit 10.1

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (the “Agreement”) is made by and between Gil M. Labrucherie (“Employee” or “you”) and ACELYRIN, INC. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee has been employed by the Company as its Chief Financial Officer and Chief Business Officer on an at-will basis;

WHEREAS, Employee provided notice of his intent to resign his employment effective January 2, 2025;

WHEREAS, Employee and the Company wish to facilitate a smooth transition of Employee’s duties and responsibilities by the terms contained in this Agreement; and

WHEREAS, the Parties have read and understand the terms of this Agreement, and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering this Agreement.

THEREFORE, the Parties agree as follows:

1.Separation Date. Employee’s last day of work with the Company and Employee’s employment termination date will be January 2, 2025 (the “Separation Date”). Between now and the Separation Date, Employee will remain an employee of the Company with Employee’s same base salary and benefits. Employee acknowledges that such continued employment through the Separation Date constitutes sufficient consideration for the promises and covenants contained herein, including but not limited to the release of claims in Section 6 below.

2.Accrued Salary. On the Separation Date, the Company will pay Employee all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. Employee is entitled to this payment by law. Because the Company has a nonaccrual vacation policy, Employee does not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.

3.Other Compensation or Benefits. Employee acknowledges that, except as expressly provided in this Agreement, Employee has not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right Employee may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

4.Expense Reimbursements. Employee agrees that, within thirty (30) days after the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practice.

5.Consulting Services.

(a)Consulting Period. In consideration for the promises and covenants contained herein, after the Separation Date, and provided that Employee executes and does not revoke a supplemental release of claims in a form provided by the Company that is consistent with the release of claims set forth in this Agreement on the Separation Date, the Company will engage Employee and Employee agrees to serve as a consultant to the Company. The consulting period shall commence as of January 3, 2025, and shall continue through and until March 31, 2025, unless terminated earlier as provided below (the “Consulting Period”).

(b)Services. Your services (collectively, the “Services”) shall include (i) supporting the preparation of the Company’s Form 10-K for the fiscal year ended December 31, 2024, including interacting with the Company’s independent public registered accounting firm as needed, (ii) assisting with the Company’s business development efforts, (iii) providing guidance or assistance to the Company’s finance personnel and (iv) providing assistance and guidance on such other matters as may be reasonably requested by the Company’s Chief Executive Officer. It is anticipated that you will provide the Services for an average of twenty (20) hours per month. Any hours in excess of twenty (20) hours per month must be pre-approved in writing by the Company. You agree that all Services will be performed professionally, diligently, and independently, without supervision, control, or specific direction from the Company (except that the Company may specify project deliverables and reasonable deadlines). You will have exclusive control over the manner and means of performing the Services, including the choice of place and time of performance. In performing the Services, you shall use your own facilities, equipment and materials, provided that, from time to time, the Company may make its facilities and equipment available to you as necessary for the performance of the Services.

(c)Fees. During the Consulting Period, you will be paid $500.00 per hour for the Services (the “Fees”). The Fees will be paid within thirty (30) days of receipt by the Company of each of your invoices for the Services. You shall be solely responsible for paying all taxes of any nature whatsoever arising from or relating to the Fees or any other compensation paid to you for the Services, including, without limitation, any federal, state and/or local taxes. You agree to indemnify and hold harmless the Company from and against any taxes, penalties, or interest that may be imposed on you by any governmental authority arising from or relating to the Fees or any other compensation paid to you for the Services.

(d)Continued Vesting. Consistent with the terms of the Company’s 2023 Equity Incentive Plan and related forms of agreement, the stock options previously granted to you by the Company will continue to vest during the Consulting Period.

(e)Company Policies. During the Consulting Period, you agree to comply with those policies of the Company that apply to independent contractors generally, as adopted or modified from time to time, including, without limitation, the Company’s policies against unlawful harassment and regarding compliance with applicable securities law. From time to time, you may be required to confirm in writing that you have read and understand certain policies. The Company reserves the right to modify or alter its policies in its sole discretion.

(f)Independent Contractor Status. Your relationship with the Company during the Consulting Period will be that of an independent contractor of the Company only. Nothing in this Agreement is intended, or should be construed, to create a partnership, joint venture or employment relationship between you and the Company. You understand that you shall not have authority to make any representation, contract, or commitment on behalf of the Company, and that you shall not purport to have any such authority, unless specifically authorized by the Company’s Board of Directors. As an independent contractor, you shall be solely responsible for and shall comply at your own expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers and independent contractors.

(g)Outside Activities. The Company acknowledges that you will be commencing full-time employment with another biotechnology Company on January 6, 2025; provided, however, you will work in good faith to provide Services to the Company during the Consulting Period. During the Consulting Period you agree to (i) continue to abide by the terms and conditions of your Confidentiality Agreement (as defined below), and (ii) provide the Company with advance written notice of any reasonably foreseeable conflict of interest between your new employment and provision of the Services.

(h)Termination. The Company may immediately terminate this Agreement for “Cause” in the event of your breach of the terms of this Agreement or the Confidentiality Agreement, engagement in services that materially interfere with your Services to the Company, or other willful misconduct in the performance of the Services.

(i)Email Access. To facilitate performance of the Services, the Company will allow you to temporarily maintain your Company email address; provided, however, that: (i) you must comply with all Company policies and procedures governing your use of the email system as in effect from time to time; (ii) you will have no right of privacy in the email system, and the Company reserves the right to review, monitor, and access the email box to ensure Company business matters are timely handled; and (iii) you must not use your Company email address to conduct non- Company business activities. The Company reserves the right to immediately deactivate your email box in the event of your breach of any of your obligations under this Agreement and may otherwise deactivate the email address for any other (or no) reason upon three (3) business days’ advance written notice to you.

(j)Confidential Information and Work Product. You agree that during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. You agree that any and all ideas, improvements, invention and works of authorship (collectively, “Work Product”) conceived, written, created or first reduced to practice in the course of performing the Services shall be the sole and exclusive property of the Company and you hereby irrevocably, absolutely and perpetually assign to the Company all rights, title and interest, including intellectual property rights, in and to any and all such ideas, improvements, inventions and works of authorship. For avoidance of doubt, nothing herein shall give the Company any rights or interests in any Work Product created outside of your performance of the Services and without reliance on or use of any Company confidential or proprietary information or trade secrets.

(k)Indemnification. You and the Company are party to that certain Indemnification Agreement, dated as of August 2, 2023 (the “Indemnification Agreement”). The Company agrees that the Services provided by you hereunder shall deemed those of an “agent” of the Company pursuant to terms of the Indemnification Agreement. For purposes of clarity and without limitation, you shall be afforded the same rights under the Indemnification Agreement as if you were providing the Services as an employee.

6.Release of Claims.

(a)General Release of Claims. In exchange for the consideration provided to Employee under this Agreement to which Employee would not otherwise be entitled, Employee hereby generally and completely releases the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Employee signs this Agreement.

(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to Employee’s employment with the Company or the separation of that employment; (ii) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act. Employee acknowledges that Employee has been advised, as required by California Government Code Section 12964.5(b)(4), that Employee has the right to consult an attorney regarding this Agreement and that Employee was given a reasonable time period of not less than five business days in which to do so. Employee further acknowledges and agrees that, in the event Employee signs this Agreement prior to the end of the reasonable time period provided by the Company, Employee’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c)ADEA Release. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee has under the ADEA, and that the consideration given for the waiver and releases Employee has given in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised, as required by the ADEA, that: (i) Employee’s waiver and release does not apply to any rights or claims arising after the date Employee signs this Agreement; (ii) Employee should consult with an attorney prior to signing this Agreement (although Employee may choose voluntarily not to do so); (iii) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose voluntarily to sign it sooner); (iv) Employee has seven (7) days following the date he signs this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Employee signs this Agreement provided that Employee does not revoke it (the “Effective Date”).

(d)Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to Employee at present, Employee acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to Employee’s release of claims herein, including but not limited to Employee’s release of unknown claims.

(e)Exceptions. Notwithstanding the foregoing, Employee is not releasing the Company hereby from: (i) any obligation to indemnify Employee pursuant to the Articles and Bylaws of the Company, the Indemnification Agreement, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(f)Protected Rights. Employee understands that nothing in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the California Civil Rights Department, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Employee’s right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, Employee understands and agrees that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights he may have to individual relief based on any claims that he has released and any rights he has waived by signing this Agreement. Nothing in this Agreement (i) prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (ii) waives any rights Employee may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

7.Return of Company Property. Employee agrees that within five (5) days of the Separation Date, Employee will return to the Company all Company documents (and all copies thereof) and other Company property in Employee’s possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). Notwithstanding the foregoing, Employee may retain his personal computer during the Consulting Period and agrees to return it within five (5) business days after conclusion of the Consulting Period. Employee agrees that he will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If Employee has used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, Employee shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and Employee agrees to provide the Company access to his system as requested to verify that the necessary copying and/or deletion is completed.

8.Confidential Information and Post-Termination Obligations. Employee acknowledges and reaffirms his continuing obligations under his Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), which he signed upon the commencement of his employment with the Company. For the avoidance of doubt, this Confidentiality Agreement shall remain in full force and effect both during and after the Consulting Period.

9.Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and will not be publicized or disclosed by Employee in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement in confidence to his immediate family and to his attorneys, accountants, tax preparers and financial advisors; (b) Employee may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) Employee may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of his rights under Section 7 of the National Labor Relations Act, if applicable.

10.Non-Disparagement. Except to the extent permitted by the “Protected Rights” Section above, Employee agrees not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that Employee may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Further, the

Company agrees that its directors and officers (for so long as they are serving in such roles), will refrain from disparaging Employee in any manner likely to be harmful to his business or personal reputation; provided that the Company may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains Employee from making disclosures protected under the whistleblower provisions of federal or state law or from exercising Employee’s rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

11.No Voluntary Adverse Action. Employee agrees that he will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12.Cooperation. Employee agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of his employment by the Company. Such cooperation includes, without limitation, making himself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate Employee’s scheduling needs.

13.No Admissions. Employee understands and agrees that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to Employee or to any other person, and that the Company makes no such admission.

14.Representations. Employee hereby represents that he has been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which Employee is eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which Employee has not already filed a workers’ compensation claim.

15.Dispute Resolution. Employee and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, Employee’s employment or the termination of such employment (including, but not limited to, any statutory claims), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any claim resolved through a trial by jury or judge. Employee will have the right to be represented by legal counsel at any arbitration proceeding, at his expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Nothing in this Agreement shall prevent Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.Miscellaneous. This Agreement, together with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me no earlier than the Separation Date. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Kelly Chow
Kelly Chow
Chief People Officer, ACELYRIN, Inc.

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie

Date:	12.10.2024